Exhibit 2.57

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (the “Agreement”), dated as of November 24, 2015, is made by and between:

a)     NewLead Holdings Ltd., a company established under the laws of Bermuda with a registered address at Canon’s Court, 22, Victoria Street, Hamilton, Bermuda (the “Company”), and

b)     Tiger Maritime Holdings Ltd., a company incorporated under the laws of the Republic of the Marshall Islands with registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands (the “Holder”).

(Jointly the Parties and singly the Party)

WHEREAS, pursuant to a Notice of Assignment dated November 24, 2015 attached hereto as Appendix A, whereby Oppenheim & Co. Limited of 3rd floor, NatWest House, Le Trouchot, St. Peter Port, Guernsey, GY1 1WD, Channel Islands (the “Assignor”) assigned to the Holder all its rights, title, interests and benefits including all accrued interest outstanding under and pursuant to an unsecured convertible note of the Company in the aggregate principal amount of USD 2,190,319.75 (United States Dollars two million one hundred ninety thousand three hundred nineteen and seventy five cents) (the “Note”) attached hereto as Appendix B;

WHEREAS, the Company has authorized a new series of convertible preferred shares of the Company designated as Series A-1 Convertible Preferred Shares, with a $0.01 par value, the terms of which are set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Convertible Preferred Shares (the “Certificate of Designations”) in the form attached hereto as Schedule A (together with any convertible preferred shares issued in replacement thereof in accordance with the terms thereof, the “Preferred Shares”), which Preferred Shares shall be convertible into the Company’s common shares of $0.01 par value each (the “Common Shares”), in accordance with the terms of the Certificate of Designations;

WHEREAS, as of the date hereof, the total outstanding amount under Note is USD 975,320 (United States Dollars nine hundred seventy five thousand three hundred twenty) plus any accrued interest outstanding as of the date hereof due to the Holder (hereinafter the “Debt”).

WHEREAS, the Company has offered to the Holder to exchange the Debt with Preferred Shares worth of USD 1,000,000 (United States Dollars one million) (the “Settlement Amount”) in full and final settlement of the Debt.

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), the Company desires to exchange with the Holder, and the Holder desires to exchange with the Company, the Debt with Preferred Shares worth of the Settlement Amount.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Holder agree as follows:

1.      Terms of the Exchange. The Company and Holder agree that the Holder will exchange the Debt and will relinquish any and all other rights he may have under the Note in exchange for Preferred Shares worth of the Settlement Amount, whereby each Preferred Share shall be convertible, at the option of the Holder into USD 10,000 (United States Dollars ten thousand) worth shares of fully paid and non-assessable Common Shares in the manner provided for in the Certificate of Designations (the Preferred Shares as converted into Common Shares, the “Conversion Shares”, and together the Conversion Shares with the Preferred Shares, the “Securities”) as set forth on Schedule B, annexed hereto.

2.     Closing. Upon satisfaction of the conditions set forth herein, a closing shall occur at the principal offices of the Company, or such other location as the Parties shall mutually agree. At closing, the Company shall deliver to the Holder a certificate evidencing the Preferred Shares in the name(s) and amount(s) as indicated on Schedule B annexed hereto. Upon closing, any and all obligations of the Company to Holder under the Note shall be fully satisfied, the Note shall be cancelled and Holder will have no remaining rights, powers, privileges, remedies or interests under the Note.

3.     Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

4.     Representations and Warranties of the Holder. The Holder represents and warrants as of the date hereof and as of the closing to the Company as follows:

a.     Authorization; Enforcement. The Holder has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Holder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Holder and no further action is required by the Holder. This Agreement has been (or upon delivery will have been) duly executed by the Holder and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Holder enforceable against the Holder in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

b.     Tax Advisors. The Holder has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, the Holder relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Holder understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

c.     Information Regarding Holder. The Holder is an “Accredited Investor”, as such term is defined in Rule 501 of Regulation D promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Holder to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment. The Holder has the authority and is duly and legally qualified to purchase and own the Securities. The Holder is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof. The Holder shall, for the purpose of the above, execute the Accredited Investor Certificate, appended hereto as Schedule C.

d.     Legend. The Holder understands that the Securities have been issued (or will be issued in the case of the Conversion Shares) pursuant to an exemption from registration or qualification under the Securities Act and applicable state securities laws, and except as set forth below, the Securities shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such shares certificates):

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

e.     Removal of Legends. Certificates evidencing Securities shall not be required to contain the legend set forth in Section 4(d) above or any other legend (i) while a registration statement covering the resale of such Securities is effective under the Securities Act, (ii) following any sale of such Securities pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company), (iii) if such Securities are eligible to be sold, assigned or transferred under Rule 144 and the Subscriber is not an affiliate of the Company (provided that the Holder provides the Company with reasonable assurances that such Securities are eligible for sale, assignment or transfer under Rule 144 which shall not include an opinion of the Holder’s counsel), (iv) in connection with a sale, assignment or other transfer (other than under Rule 144), provided that the Holder provides the Company with an opinion of counsel to the Holder, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the Securities Act or (v) if such legend is not required under applicable requirements of the Securities Act (including, without limitation, controlling judicial interpretations and pronouncements issued by the SEC). If a legend is not required pursuant to the foregoing, the Company shall no later than three (3) business days following the delivery by the Holder to the Company or the transfer agent (with notice to the Company) of a legended certificate representing such Securities (endorsed or with shares’ powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer, if applicable), together with any other deliveries from the Holder as may be required above in this Section 4(e), as directed by the Holder, either: (A) provided that the Company’s transfer agent is participating in the DTC Fast Automated Securities Transfer Program and such Securities are Shares or Conversion Shares, credit the aggregate number of shares of Common Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (B) if the Company’s transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the Holder, a certificate representing such Securities that is free from all restrictive and other legends, registered in the name of the Holder or its designee. The Company shall be responsible for any transfer agent fees or DTC fees with respect to any issuance of Securities or the removal of any legends with respect to any Securities in accordance herewith, including, but not limited to, fees for the opinions of counsel rendered to the transfer agent in connection with the removal of any legends.

f.     Restricted Securities. The Holder understands that: (i) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the Holder shall have delivered to the Company (if requested by the Company) an opinion of counsel to the Holder, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) the Holder provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC promulgated thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

g.     Trading Limitations. Upon receipt of the Common Shares upon conversion, the holder of Series A-1 Preference Shares agrees, with respect to any sales of such Common Shares, to limit its aggregate trading on any single Trading Day to 20% of the daily trading volume for that day. “Trading Day” means any day on which the Common Shares are traded or quoted on the trading market.

5.     Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Holder:

a.     Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of any other agreements that may be entered into by the Parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Exchange Documents”) and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors of the Company or the Company’s shareholders in connection therewith, including, without limitation, the issuance of the Preferred Shares, and the reservation for issuance and issuance of Conversion Shares issuable upon conversion of the Preferred Shares have been duly authorized by the Company's Board of Directors and no further filing, consent, or authorization is required by the Company, its Board of Directors or its shareholders. This Agreement and any other agreement (as defined herein) have been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

b.     Organization and Qualification. Each of the Company and its subsidiaries (the “Subsidiaries”) are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of the Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any Subsidiary, individually or taken as a whole, (ii) the transactions contemplated hereby or in any of the other Exchange Documents or (iii) the authority or ability of the Company to perform any of its obligations under any of the Exchange Documents.

c.     No Conflict. The execution, delivery and performance of the Exchange Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Preferred Shares and reservation for issuance and issuance of the Conversion Shares) will not (i) result in a violation of the Certificate of Incorporation (as defined below) or other organizational documents of the Company or any of its Subsidiaries, any capital shares of the Company or any of its Subsidiaries or Bye-laws (as defined below) of the Company or any of its Subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a Party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of the OTC Markets (the “Principal Market”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations that could not reasonably be expected to have a Material Adverse Effect.

d.     No Consents. Neither the Company nor any Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by the Exchange Documents, in each case, in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company or any Subsidiary is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date of this Agreement, and neither the Company nor any of its Subsidiaries is aware of any facts or circumstances which might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the registration, application or filings contemplated by the Exchange Documents. To the best of the Company’s knowledge, the Company is not in violation of the requirements of the Principal Market and has no knowledge of any facts or circumstances which could reasonably lead to delisting or suspension of the Common Shares in the foreseeable future.

e.     Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Holder contained herein, the offer and issuance by the Company of the Securities is exempt from registration under the Securities Act. The offer and issuance of the Securities is exempt from registration under the Securities Act pursuant to the exemption provided by Section 3(a)(9) thereof. The Company covenants and represents to the Holder that neither the Company nor any of its Subsidiaries has received, anticipates receiving, has any agreement to receive or has been given any promise to receive any consideration from the Holder or any other Person in connection with the transactions contemplated by the Exchange Documents.

f.     Issuance of Securities. The issuance of the Preferred Shares are duly authorized and upon issuance in accordance with the terms of the Exchange Documents shall be validly issued, fully paid and non-assessable and free from all taxes, liens, charges and other encumbrances with respect to the issue thereof. Upon issuance or conversion in accordance with the Certificate of Designations, the Conversion Shares, when issued, will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Shares.

g.     Transfer Taxes. As of the date of this Agreement, all share transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the issuance of the Preferred Shares to be exchanged with the Holder hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

h.     Equity Capitalization. Except as disclosed in any publicly available material: (i) none of the Company’s capital shares is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act; and (iii) neither the Company nor any of its Subsidiaries have any liabilities or obligations required to be disclosed in the in the Company’s filings with the SEC (the “SEC Documents”) which are not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company’s or its Subsidiaries’ respective businesses and which, individually or in the aggregate, do not or could not have a Material Adverse Effect. The Company has furnished to the Holder true, correct and complete copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s bylaws, as amended and as in effect on the date hereof (the “Bye-laws”).

(i) Shell Company Status. The Company is not and has not been for a period of at least one (1) year prior to the date of this Agreement an issuer identified in Rule 144(i)(1) of the Securities Act. The Company is, and has been for a period of at least 90 days, subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

6.     Additional Acknowledgments. The Holder and the Company confirm that the Company has not received any consideration for the transactions contemplated by this Agreement. Pursuant to Rule 144 promulgated by the Commission pursuant to the Securities Act and the rules and regulations promulgated thereunder as such Rule 144 may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule 144, the holding period of the Preferred Shares (including the Conversion Shares upon conversion of the Preferred Shares) tacks back to December 27, 2013, the issue date of the Securities. The Company agrees not to take a position contrary to this paragraph.

7.    Release by the Holder.

In consideration of the foregoing, Holder releases and discharges Company, Company’s officers, directors, principals, control persons, past and present employees, insurers, successors, and assigns (“Company Parties”) from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against Company Parties ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, arising under the Securities.

8.    Duty of the Holder to Inform the Company:

The Holder has a duty to provide brokerage statements to the Company of any and all amounts realized from the sale of the shares of the Company’s Common Stock deriving from conversion of Preferred Stock, on a monthly basis no later than the third business day of each month including any outstanding balance at such time to be realized as of that date.

9.    Miscellaneous.

a.     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

b.     Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of New York without regard to the choice of law principles thereof. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York located in The City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or therewith or with any transaction contemplated hereby or thereby, and hereby irrevocably waives any objection that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

c.     Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

d.     Counterparts/Execution. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains an electronic file of an executed signature page, such signature page shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic file signature page (as the case may be) were an original thereof.

e.     Notices. Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent (i) postage prepaid by registered mail, return receipt requested, or (ii) by facsimile, to the respective Parties as set forth below, or to such other address as either Party may notify the other in writing.

If to the Company, to:	NewLead Holdings Ltd
83 Akti Miaouli &Flessa Str
Piraeus 185 38, Greece
Attention: Chief Executive Officer

If to Holder, to the address set forth on the signature page of the Holder

f.     Expenses. The Parties hereto shall pay their own costs and expenses in connection herewith.

g.     Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written or oral, between or among the Parties. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all Parties, or, in the case of a waiver, by the Party waiving compliance. Except as expressly stated herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder preclude any other or future exercise of any other right, power or privilege hereunder.

h.     Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

i.     Independent Nature of the Holder’s Obligations and Rights . The obligations of the Holder under the Exchange Documents are several and not joint with the obligations of any other holder (each, an “Other Holder”) under any other agreement (each, an “Other Agreement”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holders under any Other Agreement. Nothing contained herein or in any Other Agreement, and no action taken by the Holder pursuant hereto or any Other Holder pursuant to any Other Agreement, shall be deemed to constitute the Holder or any Other Holder as, and the Company acknowledges that the Holder and the Other Holders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holder and any Other Holder are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by the Exchange Documents, any other agreement or any matters, and the Company acknowledges that the Holder and the Other Holders are not acting in concert or as a group or entity, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by the Exchange Documents and any Other Agreement. The decision of the Holder to acquire the Securities pursuant to the Exchange Documents has been made by the Holder independently of any Other Holder. The Holder acknowledges that no Other Holder has acted as agent for the Holder in connection with the Holder making its acquisition hereunder and that no Other Holder will be acting as agent of the Holder in connection with monitoring the Holder’s Securities or enforcing its rights under the Exchange Documents. The Company and the Holder confirm that the Holder has independently participated with the Company in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any of the Other Agreements, and it shall not be necessary for any Other Holder to be joined as an additional Party in any proceeding for such purpose. To the extent that any of the Other Holders and the Company enter into the same or similar documents, all such matters are solely in the control of the Company, not the action or decision of the Holder, and would be solely for the convenience of the Company and not because it was required or requested to do so by the Holder or any Other Holder. For clarification purposes only and without implication that the contrary would otherwise be true, the transactions contemplated by the Exchange Documents include only the transaction between the Company and the Holder and do not include any other transaction between the Company and any Other Holder.

j.     Reporting Status. Until the date on which none of the Securities are outstanding, the Company shall timely file all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company shall continue to timely file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise no longer require or permit such filings.

k.     Listing. The Company shall use reasonable best efforts to promptly secure the listing or designation for quotation (as the case may be) of all of the Conversion Shares upon each national securities exchange and automated quotation system, if any, upon which the Common Shares is then listed or designated for quotation (as the case may be) (subject to official notice of issuance) (but in no event later than the date of this Agreement) and shall use reasonable best efforts to maintain such listing or designation for quotation (as the case may be) of all Conversion Shares from time to time issuable under the terms of this Agreement on such national securities exchange or automated quotation system. The Company shall maintain the Common Shares’ listing or authorization for quotation (as the case may be) on the Principal Market, The New York Stock Exchange, the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market (each, an “Eligible Market”). Neither the Company nor any of its Subsidiaries shall take any action which could be reasonably expected to result in the delisting or suspension of the Common Shares on an Eligible Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 8(l).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

NEWLEAD HOLDINGS LTD.

By:____________________________________

Name:

Title:

HOLDER: TIGER MARITIME HOLDINGS LTD.

By:____________________________________

Address for Notices:

__________________________________________

__________________________________________

__________________________________________

__________________________________________

Address for delivery of Securities:

__________________________________________

__________________________________________

__________________________________________

__________________________________________

SCHEDULE A

CERTIFICATE OF DESIGNATIONS

NEWLEAD HOLDINGS LTD.

CERTIFICATE OF DESIGNATIONS OF

PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A-1 PREFERENCE SHARES

The undersigned, Michail Zolotas and Eleni (Lena) Despotopoulou, hereby certify that:

1.     They are the Chief Executive Officer and Chief Financial Officer, respectively, of NewLead Holdings Ltd., a Bermuda company (the “Company”).

2.     The Company is authorized to issue 500 million Preference shares, of which none are currently designated, issued or outstanding.

3.     The following resolutions were duly adopted by the board of directors of the Company (the “Board”):

WHEREAS, the authorized share capital of the Company includes 500 million preference shares of $0.01 par value per share (the “Preference Shares”) and the bye-laws of the Company provide that the board may issue the Preference Shares from time to time in one or more series;

WHEREAS, the Board is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preference Shares and the number of shares constituting any Series A-1 and the designation thereof, of any of them;

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid and as set forth in this Certificate of Designations of Preferences, Rights and Limitations of Series A-1 Preference Shares, to designate the rights, preferences, restrictions and other matters relating to the Series A-1 Preference Shares, which will consist of up to 7,000 Preference Shares which the Company has the authority to issue, as set out below;

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issuance of a series of Preference Shares for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preference Shares as follows:

I.	Terms of Preference Shares.

A.     Designation and Amount. The series of Preference Shares are hereby designated as the Company’s Series A-1 Preference Shares, par value of $0.01 per share (the “Series A-1 Preference Shares”), which Series A-1 Preference Shares may be subject to increase by the Board in accordance with the Company’s bye-laws.

B.    Ranking and Voting.

1.     Ranking. The Series A-1 Preference Shares will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends to the Company’s Common Shares (“Common Shares”); (b) pari passu with respect to rights of liquidation with the Common Shares; and (c) junior to all existing and future indebtedness of the Company.

2.     Voting. Except as required by applicable law or as set forth herein, a holder of Series A-1 Preference Shares will have the right to vote on all matters submitted to Shareholders of the Company and shall be entitled to the number of votes for each Series A-1 Preference Shares owned at the record date for the determination of Shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of Shareholders is solicited, equal to the number of Common Shares such Series A-1 Preference Shares are convertible into at such time (voting as a class with Common Shares), but not in excess of 2.0% of the then outstanding Common Shares as of such record date or at such date a vote is taken or any written consent of Shareholders is solicited, as applicable, and when aggregated with the Common Shares owned by a holder of Series A-1 Preference Shares, not in excess of the conversion limitations set forth in Section 4 herein Except as otherwise required by law, the holders of Series A-1 Preference Shares shall vote together with the holders of Common Shares on all matters and shall not vote as a separate class.

C.    Dividends.

1.     Commencing on the date of the issuance of any such Series A-1 Preference Shares (each respectively an “Issuance Date”), each outstanding Series A-1 Preference Share will accrue cumulative dividends (“Dividends”), at a rate equal to 8% per annum (“Dividend Rate”), of the Series A-1 Face Value (as defined below). Dividends will be payable with respect to any Series A-1 Preference Shares upon any of the following: (a) redemption of such shares; (b) conversion of such shares; and (c) when, as and if otherwise declared by the Board. Any calculation of the amount of such Dividends accrued and payable will be made based on a 365-day year, annually.

2.     Dividends are payable at the Company’s election, (a) in cash, (b) in Series A1 Preference Shares, or (c) in Common Shares valued at the Closing Price for the immediately preceding the date of any such redemption, conversion or declaration by the Board as identified in Section I.C.1.

D.     Protective Provision. So long as any Series A-1 Preference Shares are outstanding, the Company will not, without the affirmative approval of the holders of a majority of the Series A-1 Preference Shares then outstanding (voting separately as one class), alter or change adversely the powers, preferences or rights given to the Series A-1 Preference Shares or alter or amend this Certificate of Designations.

E.    Liquidation.

1.     Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Company, pari passu with any distribution or payment made to the holders of Series A-1 Preference Shares and Common Shares by reason of their ownership thereof, the holders of Series A-1 Preference Shares will be entitled to be paid out of the assets of the Company available for distribution to its Shareholders an amount with respect to each Series A-1 Preference Share equal to United States Dollars ten thousand (USD10,000.00) (“Series A-1 Face Value”), plus any accrued but unpaid Dividends thereon (collectively with the Series A-1 Face Value, the “Series A-1 Liquidation Value”). If, upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the amounts payable with respect to the Series A-1 Preference Shares are not paid in full, the holders of Series A-1 Preference Shares will share equally and ratably with the holders of Series A-1 Preference Shares and Common Shares in any distribution of assets of the Company in proportion to the liquidation preference and an amount equal to all accumulated and unpaid Dividends, if any, to which each such holder is entitled.

2.     If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company will be insufficient to make payment in full to all holders of Series A-1 Preference Shares, then such assets will be distributed among the holders of Series A-1 Preference Shares at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

F.    Redemption.

1.     Company’s Redemption Option. The Company will have the right, in its sole discretion and option, to redeem all or a portion of the Series A-1 Preference Shares, at a price per share equal to 100% of the Series A-1 Liquidation Value.

2.     Mechanics of Redemption. If the Company elects to redeem any of Series A1 Preference Shares then outstanding, it will deliver written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Company”) to each holder of Series A-1 Preference Shares, which Notice of Redemption at Option of Company will indicate (a) the number of Series A-1 Preference Shares that the Company is electing to redeem and (b) the applicable Series A-1 Liquidation Value.

3.     Payment of Redemption Price. Upon receipt by any holder of Series A1 Preference Shares of a Notice of Redemption at Option of Company, such holder will promptly submit to the Company such holder’s Series A-1 Preference Share certificates. Upon receipt of such holder’s Series A-1 Preference Shares certificates, the Company will pay the Series A-1 Liquidation Value to such holder in cash.

G.    Conversion.

1.     Mechanics of Conversion.

a.     Subject to the terms and conditions hereof, one or more of the Series A1 Preference Shares may be converted, in part or in whole, into Common Shares, at any time or times after the Issuance Date, at the option of the holder of Series A-1 Preference Shares or the Company, by delivery of one or more written notices to the Company (each, a “Holder Conversion Notice”), of the holder’s election to convert the Series A-1 Preference Shares and stating the number of shares to which the holder is then entitled. On the same Trading Day on which the Company has received a Conversion Notice by 11:59 a.m. Eastern time, or the following Trading Day if received after such time or on a non-Trading Day, (each, a “Notice Date”), the Company shall transmit by facsimile or electronic mail an acknowledgment of confirmation of receipt of the Holder Conversion Notice and shall either (a) only if Company is not approved through the Depository Trust Corporation (DTC), issue and surrender to a common carrier for overnight delivery to the address as specified in the Holder Conversion Notice, a certificate bearing registered in the name of the Holder or designee, for the number of Conversion Shares to which Holder is then entitled as set forth in the Holder Conversion Notice, or (b) if the Company is approved through DTC, authorize the credit by the Company’s transfer agent of such aggregate number of Conversion Shares to which Holder is then entitled, as set forth in the Holder Conversion Notice, to Holder’s or its designee’s balance account with the DTC Fast Automated Securities Transfer (FAST) Program, through its Deposit/Withdrawal at Custodian (DWAC) system, time being of the essence.

b.     No fractional Common Shares are to be issued upon conversion of Series A-1 Preference Shares, but rather if the aggregate issuance would result in the issuance of a fraction of a Common Share, the Company shall round such fraction of a Common Share up to the nearest whole share.

c.     The holder of Series A-1 Preference Shares shall be required to deliver the original certificates for the Series A-1 Preference Shares in order to effect a conversion hereunder.

d.     Upon receipt of the Common Shares upon conversion, the holder of Series A-1 Preference Shares agrees, with respect to any sales of such Common Shares, to limit its aggregate trading on any single Trading Day to 20% of the daily trading volume for that day.

2.     Holder Conversion. In the event of a conversion of any Series A1 Preference Shares pursuant to an Holder Conversion Notice, the Company shall issue to the holder of such Series A-1 Preference Shares a number of Conversion Shares equal to (i) the Series A-1 Face Value multiplied by (ii) the number of such Series A-1 Preference Shares subject to the Holder Conversion Notice divided by (iii) the applicable Conversion Price with respect to such Series A-1 Preference Shares.

3.     Conversion Price Adjustment. In the event the Company, shall, at any time following the issuance of the Series A-1 Preference Shares, issue additional Common Shares in a financing transaction the sole purpose of which is to raise capital, at a price per share less than the Conversion Price then in effect, then the Conversion Price upon each such issuance shall be reduced to a price equal to the consideration paid for such additional Common Shares.

4.     Share Splits. If Company at any time on or after this November 24th, 2015subdivides (by any share split, share dividend, recapitalization or otherwise) or combines (by combination, reverse share split or otherwise) one or more classes of its outstanding Common Shares into a greater or lesser number of shares, the share numbers and prices set forth in this Certificate, as in effect immediately prior to such subdivision or combination, will be proportionately reduced or increased, as applicable, effective as of the close of business on the date such subdivision or combination becomes effective.

5.     Definitions. For purposes of this Section I.G, the following terms shall have the following meanings:

a.     “Closing Price” means, for any security as of any date, the last close price for such security on the Trading Market, or, if the Trading Market begins to operate on an extended hours basis and does not designate the close price, then the last bid price of such security prior to 4:00 p.m., Eastern time, or, if the Trading Market is not the principal securities exchange or trading market for such security, the last bid price of such security on the principal securities exchange or trading market where such security is listed, quoted or traded, or if the foregoing do not apply, the last bid price of such security in the over-the-counter market on the electronic bulletin board for such security, or, if no last bid price is reported for such security, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).

b.     “Conversion Price” means a price of $1.00 per common share, subject to adjustment as provided herein.

c.     “Conversion Shares” means Common Shares issuable upon conversion of Series A-1 Preference Shares.

d.     “Trading Day” means any day on which the Common Shares are traded or quoted on the Trading Market.

e     “Trading Market” whatever is at the time the principal U.S. trading, quoting exchange or market for the Common Shares. All Trading Market data shall be measured as provided by the appropriate function of the Bloomberg Professional service of Bloomberg Financial Markets or its successor performing similar functions.

6.     Issuance Limitations. Notwithstanding anything to the contrary set forth in this Certificate of Designations, at no time may all or a portion of the Series A-1 Preference Shares be converted if the number of Common Shares to be issued pursuant to such conversion would exceed, when aggregated with all other Common Shares owned by the holder of Series A-1 Preference Shares at such time, the number of Common Shares which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the 1934 Act and the rules thereunder) more than 4.99% of all of the Common Shares outstanding at such time (the “4.99% Beneficial Ownership Limitation”); provided, however, that upon the holder of Series A-1 Preference Shares providing the Company with sixty-one (61) days’ advance notice (the “4.99% Waiver Notice”) that such holder would like to waive this Section 5 with regard to any or all Common Shares issuable upon conversion of the Series A-1 Preference Shares, this Section 5 will be of no force or effect with regard to all or a portion of the Series A-1 Preference Shares referenced in the 4.99% Waiver Notice but shall in no event waive the 9.99% Beneficial Ownership Limitation described below. Notwithstanding anything to the contrary set forth in this Certificate of Designations, at no time may all or a portion of the Series A-1 Preference Shares be converted if the number of Common Shares to be issued pursuant to such conversion, when aggregated with all other Common Shares owned by the holder of Series A-1 Preference Shares at such time, would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder) in excess of 9.99% of the then issued and outstanding Common Shares outstanding at such time (the “9.99% Beneficial Ownership Limitation” and the lower of the 9.99% Beneficial Ownership Limitation and the 4.99% Beneficial Ownership Limitation then in effect, the “Maximum Percentage”). By written notice to the Company, a holder of Series A-1 Preference Shares may from time to time decrease the Maximum Percentage to any other percentage specified in such notice. For purposes hereof, in determining the number of outstanding Common Shares, the holder of Series A-1 Preference Shares may rely on the number of outstanding Common Shares as reflected in (1) the Company’s most recent Form 20- F, Current Report on Form 6-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company setting forth the number of Common Shares outstanding. For any reason at any time, upon the written or oral request of a holder of Series A-1 Preference Shares, the Company shall within three (3) Business Days confirm orally and in writing to such holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A-1 Preference Shares, held by the holder of Series A-1 Preference Shares and its affiliates since the date as of which such number of outstanding Common Shares was reported, which in any event are convertible or exercisable, as the case may be, into Common Shares within 60 days’ of such calculation and which are not subject to a limitation on conversion or exercise analogous to the limitation contained herein. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation

Notwithstanding any other provision of this Certificate of Designations, at no time may the Company issue Common Shares pursuant to this Certificate of Designations if the number of Common Shares to be issued, (1) when aggregated with all other Common Shares then beneficially (or deemed beneficially) owned by a holder of Series A-1 Preference Shares, would result in such holder owning, on the date of such proposed issuance, more than 9.99% of all Common Shares outstanding as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

H.     Share Register. The Company will keep at its principal office, or at the offices of the transfer agent, a register of the Series A-1 Preference Shares, which shall be prima facie indicia of ownership of all outstanding Series A-1 Preference Shares. Upon the surrender of any certificate representing Series A-1 Preference Shares at such place, the Company, at the request of the record holder of such certificate, will execute and deliver (at the holder’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

II.      Miscellaneous.

A.     Notices. Any and all notices to the Company will be addressed to the Company’s Chief Executive Officer or Chief Financial Officer at the Company’s principal place of business on file with Bermuda. Any and all notices or other communications or deliveries to be provided by the Company to any holder of Series A-1 Preference Shares hereunder will be in writing and delivered personally, by electronic mail or facsimile, sent by a nationally recognized overnight courier service addressed to each holder of Series A-1 Preference Shares at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of such holder. Any notice or other communication or deliveries hereunder will be deemed given and effective on the earliest of (1) the date of transmission, if such notice or communication is delivered via electronic mail or facsimile

(2) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (3) upon actual receipt by the party to whom such notice is required to be given.

B.     Lost or Mutilated Preference Shares Certificate. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder of Series A-1 Preference Shares will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series A-1 Preference Shares, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder of Series A-1 Preference Shares is a financial institution or other institutional investor its own agreement will be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Company will, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

C.     Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and will not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designations this 24th day of November, 2015.

MICHAIL S. ZOLOTAS

Signed: __________________________________

Name: _________________________________

Title: ______________________________________

ELENI (LENA) DESPOTOPOULOU

Signed: __________________________________

Name: _________________________________

Title: ___________________________

SCHEDULE B

Name and Address of Holder	Settlement Amount Exchanged	Number of Shares of Series A-1 Preferred Shares to be Issued
TIGER MARITIME HOLDINGS LTD. Trust Company Complex Ajeltake Road, Ajeltake Island Majuro, MH96960 Marshall Islands	USD 1,000,000	100

SCHEDULE C

ACCREDITED INVESTOR CERTIFICATE

SCHEDULE C

ACCREDITED Investor Certificate

Answer all questions. Write "N/A" if not applicable.

A. PLEASE PROVIDE THE FOLLOWING INFORMATION.

1.             (a) Name of Preferred Stock Holder:

_____________________________________________________

(b) If Preferred Stock Holder is a corporation, partnership, trust or other entity, state the name of the individual(s) making the investment decision on behalf of the entity:

_____________________________________________________

2.             Preferred Stock Holder’s Address:

_____________________________________________________

_____________________________________________________

_____________________________________________________

3.             Telephone Number (including country and area code):

_____________________________________________________

4.             Taxpayer Identification Number of Purchaser:

_____________________________________________________

5.             Jurisdiction and date of organization or incorporation:

_____________________________________________________

6.             Is the Preferred Stock Holder a new or an existing shareholder?

_____________________________________________________

B.	THE FOLLOWING INFORMATION IS TO BE PROVIDED SO THAT THE COMPANY CAN DETERMINE IF THE PREFERRED STOCK HOLDER IS AN ACCREDITED INVESTOR.

Please indicate, by initialing, one or more of the following categories which are applicable to you. If no category is applicable, please initial Item 18.

Under Regulation D, an "accredited investor" is defined as any person who comes within any of the following categories, or who the Company reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

1.	A bank as defined in Section 3(a)(2) of the Act whether acting in its individual or fiduciary capacity.
2.	A savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity.
3.	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934.
4.	An insurance company as defined in Section 2(13) of the Act.
5.	An investment company registered under the Investment Company Act of 1940.
6.	A business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940.
7.	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.
8.	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000.
9.	An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"), (a) if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or (b) if the employee benefit plan has total assets in excess of $5,000,000, or (c) if it is a self-directed plan, with investment decisions made solely by persons that are accredited investors.
10.	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.
11.	An organization described in Section 501(c)(3) of the Internal Revenue Code, with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring the securities offered.
12.	A corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.
13.	A director or executive officer of the Company. (An "executive officer" means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function, or any other person who performs similar policy making functions for the Company.)
14.	A natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000. (The term "net worth" means the excess of total assets over total liabilities, disregarding from this calculation the value of the person's primary residence and any associated debt secured by the investor's primary residence; but only to the extent any such debt does not exceed the fair market value of such residence.)
15.	A natural person who had an individual income (not including income of spouse) in excess of $200,000 in each of the two most recent years (2013 and 2014) or joint income with that person's spouse in excess of $300,000 in each of those years and who reasonably expects to reach the same income level in the current year (2015).

16.	A trust, with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Act.
17.	An entity in which all of the equity owners meet the requirements of any one of categories B1-B16 immediately above. (If this category is initialed, please complete the Certificate of Signatory attached hereto as Exhibit A to the Accredited Investor Certificate.)
18.	Initial here if none of the above categories are applicable.

C.

THE FOLLOWING INFORMATION IS TO BE PROVIDED BY PREFERRED STOCK HOLDERS WHO ARE INDIVIDUALS, OR BY THE PERSON MAKING THE INVESTMENT DECISION ON BEHALF OF CORPORATIONS, PARTNERSHIPS, TRUSTS, OR OTHER ENTITIES.

1.

Are you aware of the fact that you have the opportunity to question a representative of the Company about this investment, the Company, the Company's properties, the Company's operations and the Company's methods of doing business?

Yes	No

2.	Do you understand the merits and risks associated with an investment in the Company?

Yes	No

3.	Do you understand that there is no guarantee of any financial return on this investment and that you run the risk of losing your entire investment?

Yes	No

4.	Do you understand that you may purchase an interest in the Company for investment only, and not with a view to the sale or other distribution thereof?

Yes	No

CERTIFICATE OF SIGNATORY

TO ACCREDITED INVESTOR CERTIFICATE

ACCREDITED     CORPORATIONS,     PARTNERSHIPS,     TRUSTS     OR     OTHER     ENTITIES INITIALING ONLY CATEGORY B17 MUST PROVIDE THE FOLLOWING INFORMATION.

I hereby certify that set forth below is a complete list of all equity owners in TIGER MARITIME HOLDINGS LTD, a Limited Liability Corporation formed pursuant to the laws of the State/Country of Marshall Islands. I also certify that EACH SUCH OWNER HAS INITIALED THE SPACE OPPOSITE HIS NAME, and that each such owner understands that by initialing that space he is representing that he is an accredited individual investor satisfying the test for accredited individual investors indicated under Section B of the Accredited Investor Certificate.

Signature of Authorized Corporate
Officer, General Partner or Trustee
	Name of Equity Owner	Type of Accredited Investor*
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

*Indicate which category number under Section B of the Accredited Investor Certificate the equity owner satisfies.

APPENDIX A

NOTICE OF ASSIGNMENT OF CONVERTIBLE PROMISSORY NOTE

To:	NewLead Holdings Ltd. (hereinafter “NewLead”) Canon’s Court 22, Victoria Street Hamilton, Bermuda

November 24, 2015

We refer to the Unsecured Convertible Note dated 1 August 2014 as amended by Addendum no.1 dated March 16, 2015 (hereinafter called the “Agreement”) issued to OPPENHEIM & CO LIMITED of Channel Islands (the “Company”) by NewLead, in the principal amount of USD 2,190,319.75 (United States Dollars two million one hundred ninety thousand three hundred nineteen and seventy-five cents) plus interest at 10% per annum.

NOW WE HEREBY GIVE YOU NOTICE THAT:

1

We have assigned to TIGER MARITIME HOLDINGS LTD., a company established under the laws of the Republic of Marshall Islands with a registered address of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands, our rights, title, interests and benefits including the interest accrued as from December 27th, 2013, the current outstanding principal of the Agreement amounting to USD 975,320 (United States Dollars nine hundred seventy-five thousand three hundred twenty) plus any accrued and unpaid interest as of this date.

2	The authority and instructions herein contained cannot be revoked or varied by us without the consent of the Assignee.

This Notice of Assignment is governed by the Laws of England.

In relation to this Notice of Assignment and all claims and disputes arising herefrom, we submit for the exclusive benefit of you to the jurisdiction of the English courts.

_______________________

Dimitrios Tsouvelekakis, Director

For and on behalf of

OPPENHEIM & CO LIMITED

NatWest House, Le Truchot

St. Peter Port, Guernsey

GY1 1WD, Channel Islands

APPENDIX B

THIS NOTE AND THE SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AS SET FORTH HEREIN. NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE PURSUANT HERETO MAY BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER SUCH ACT. THIS NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN EXCHANGE AGREEMENT, DATED AUGUST 1, 2014, BY AND BETWEEN THE COMPANY AND THE HOLDER.

NEWLEAD HOLDINGS LTD.

Unsecured Convertible Note (the

"Note")

us $2,190,319.75	August 1, 2014
Piraeus, Greece

NEWLEAD HOLDINGS LTD., a company organized under the laws of Bermuda (the "Company"), for value received, hereby promises to pay to Oppenheim & Co. Limited of 3rd Floor, NatWest House, Le Truchot, St. Peter Port, Guernsey, GY1 1WD, Channel Islands, or registered assigns (the "Holder"), the principal amount of US$2,190,319.75 (United States Dollars two million one hundred ninety thousand three hundred nineteen and seventy five) together with any interest as set forth herein (the "Principal") on August 1, 2016, (the "Maturity Date"), and to pay interest from the date hereof on the unpaid principal balance at a rate equal to ten percent (10%) per annum, computed daily and on the basis of the actual number of days elapsed and a year of 365 days. Any accrued and unpaid interest on the Note shall be due and payable in quarterly installments concluding with the final installment s on the Maturity Date.

This Note has been issued pursuant to an Exchange Agreement dated August 1, 2014 between the Company and the Holder (the "Exchange Agreement"). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Exchange Agreement.

1.     Payments.

(a)     The Company shall:

(i)	pay the Principal or any amount thereof by issuance of its common shares, (the "Common Stock"), at the Stock Price (as defined below) on the Maturity Date.

Stock Price. The number of shares of Common Stock shall be determined by dividing (i) the amount payable by, (ii) the Closing Price, as adjusted for any stock splits or stock dividends (the "Stock Price"). "Closing Price" means the closing price the trading date immediately prior to (but not including) the date of issuance of the shares, provided the Common Stock is then listed or quoted on the NASDAQ, OTC Bulletin Board or any other national securities exchange, market or trading or quotation facility (a "Trading Market").

(ii)

From the date of execution of the Note and for a period of 5 years after the execution date of this Note (the "Measurement Dates"), at the date when either, (i) all Common Stock being issued to the Holder under l(a)(i) above, or (ii) all Common Stock being issued to the Holder under any True up Amounts (As defined herein below), are sold in full and the Holder is entitled to additional True up Amounts. The Company may elect to pay the additional True up Amounts by either (i) wire transfer of immediately available funds to an account designated in writing by the Holder, or (ii) issuance by the Company of its Common Stock at the Stock Price determined as of such date, or (iii) any combination thereof, at the sole option of the Company. The Holder will be entitled for as many additional True up Amounts are required to collect in total the Principal in cash either by the sale of Common Stock or by cash receipts by the Company. Six (6) months prior the lapse of the five (5) year period the Holder is entitled to request for an extension of the true-up period for an additional three (3) years by providing a written notice to the Company.

True up Amounts. The True up Amounts are equal to the Principal less the Market Value (as defined below) of the shares issued or the cash paid as part of any Payments prior to such calculation date. The Company shall pay the True up Amounts no later than fifteen (15) days after the Measurement Dates.

Market Value. Market Value with respect to the shares issued as part of the Principal, means the aggregate gross proceeds received by the Holder from one or more sales, as evidenced by brokerage statements for such sales; provided, however, that if the sale price is not reasonably related to the trading price on the sale date, such sale shall be deemed to have occurred at the highest price at which shares of Common Stock were traded on such date of sale.

(b)     Termination of Rights Under this Note. Immediately upon the payment of the Principal and/ or any applicable True up Amount due under this Note, this Note shall no longer be deemed outstanding and all rights with respect to this Note shall immediately cease and terminate, subject to clause l (a)(ii) of this Note.

(c)     Taxes or other Issuance Charges. The issuance of any shares of Common Stock in payment of this Note, and the delivery of certificates or other instruments representing the same, shall be made without charge to the Holder for any tax or other charge in respect of such issuance. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any ce1tificate or instrument in a name other than that of the Holder, and the Company shall not be required to issue or deliver any such certificate or instrument unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(d)     Holder Not a Stockholder. The Holder shall not have, solely on account of such status as a holder of this Note, any rights of a stockholder of the Company, either at law or in equity, or any right to any notice of meetings of stockholders or of any other proceedings of the Company until such time as this Note has been paid in shares of Common Stock pursuant to Section l (a), at which time the Holder shall be deemed to be the holder of record of Common Stock that has been issued, as applicable, notwithstanding that the transfer books of the Company shall then be closed or certificates representing such shares of Common Stock shall not then have been actually delivered to the Holder.

(e)     Fractional Shares. No fractional shares of Common Stock shall be issued when paying this Note. In lieu thereof, the shares of Common Stock otherwise issuable shall be rounded up or down to the nearest whole share of Common Stock.

(f)     Payment in Common Stock or Cash. Each Payment may be paid by the Company in cash or shares of its Common Stock, at its sole discretion; provided, however, that if the Common Stock is not then listed or quoted on a Trading Market (or a similar organization or agency succeeding to its functions of reporting prices), then the Company may not pay by issuing shares of its Common Stock.

(g)     The Company shall at all times reserve and keep available out of its authorised but unissued shares of capital stock, solely for the purpose of effecting the conversion of the Note, fifty times the number of Common shares issuable from time to time upon such conversion and if at any time the number of authorised but unissued Common shares shall not be sufficient to effect the conversion of the Note, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorised but unissued Common Shares to such number of shares as shall be sufficient for such purpose.

2.     Trading Market Limitations. Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is then listed or traded, in no event shall the Company issue upon conversion of or otherwise pursuant to this Note and the other Notes issued pursuant to the Exchange Agreement more than the maximum number of shares of Common Stock that the Company can issue pursuant to any rule of the principal United States securities market on which the Common Stock is then traded (the "Maximum Share Amount"), which shall be 4.99% of the total shares outstanding on the Closing Date, subj ect to equitable adju stment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date hereof.

3.     Ranking. The Company, for itself, its successors and assigns, covenants and agrees, that the payment of the Principal of this Note is senior in right of payment to the payment of all existing and future Junior Debt (as defined below). "Junior Debt" shall mean all existing and future Indebtedness (as defined below), (B) Indebtedness (as defined below) incurred after the date hereof, solely as it relates to the Collateral, and (C) as otherwise agreed to by the Holder in writing. "Indebtedness" shall mean (x) any liability of the Company for borrowed money, (1) evidenced by a note, debenture, bond or other instrument of indebtedness (including, without limitation, a purchase money obligation), including any given in connection with the acquisition of property, assets or service, or (2) for the payment of rent or other amounts relating to capitalized lease obligations; (y) any liability of others of the nature described in clause (1) which the Company has guaranteed or which is otherwise its legal liability; and (z) any modification, renewal, extension, replacement or refunding of any such liability described in clause (x) or (y); provided, that Indebtedness does not include unsecured trade credit.

(a)     The Company covenants and agrees to cause any current holder of Junior Debt and to cause any future holder of Junior Debt permitted to be incurred pursuant to this Note to execute such subordination agreements, instruments or waivers as may be necessary to reflect the terms set forth herein.

(b)     Until the payment in full of all amounts of principal of this Note, and all other amounts owing under this Note, no payment may be made with respect to the principal of or other amounts owing with respect to any Junior Debt, or in respect of any redemption, retirement, purchase or other acquisition thereof, provided that the Company may pay scheduled interest thereon so long as no Event of Default shall have occurred and be continuing.

(c)     Upon any payment or distribution of the assets of the Company to creditors upon dissolution, total or partial liquidation or reorganization of, or similar proceeding, the Holder of the Note will be entitled to receive payment in full before any holder of Junior Debt is entitled to receive any payment.

4.     Events of Default. The entire unpaid principal of this Note or any True up Amounts shall become and be immediately due and payable in cash or shares of Common Stock of the Company, in either case without any other notice or demand of any kind or any presentment or protest, if any one of the following events occurs and be continuing at the time of such demand (each such event, an "Event of Default ") :

(a)     The Company's failure to pay any portion of the principal as provided in Section 1 hereof; or

(b)     (i) The commencement by the Company, or any subsidiary, of a voluntary case under 11 U.S.C. Section 101 et. seq. (the "Bankruptcy Code") or any foreign, federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or (ii) the consent by the Company, or any subsidiary, to the entry of an order for relief in an involuntary bankruptcy or similar case, or to the conversion of an involuntary case to a voluntary case, under any such law, or (iii) the consent by the Company, or any subsidiary, to the appointment of, or the taking of possession by, a receiver, trustee or other custodian for all or a substantial part of the Company's properties, or (iv) the making by the Company, or any subsidiary, of any assignment for the benefit of creditors, or (v) the admission by the Company, or any subsidiary, in writing of the Company's inability to pay the Company 's debts as such debts become due, or (vi) the discontinuance of business, dissolution, winding up, liquidation or cessation of existence by or of the Company, or any subsidiary; or

(d) (i) The entry by a court of competent jurisdiction a decree or order for relief with respect to the Company, or any subsidiary, in an involuntary case under the Bankruptcy Code or any applicable foreign, federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or dismissed within 60 days of the entry thereof, or (ii) the entry by a court of a decree or order for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other person having similar powers over the Company or over all or a substantial part of its properties;

(f) The Company materially breaches any covenant contained m the Exchange Agreement;

or

The Company agrees that if it fails to timely make any payment due under this Note or upon the happening of any Event of Default, and fails to remedy the situation within a ten (10) day grace period, the outstanding principal, together with all other expenses, including, reasonable attorneys' fees, shall immediately become due and payable at the option of the Holder. For purposes hereof, attorneys' fees shall include, without limitation, fees and disbursements for legal services incurred by the holder hereof in collecting or enforcing payment hereof whether or not suit is brought, and if suit is brought, then through all appellate actions. From and after any Event of Default, the interest rate of this Note shall be the highest rate permitted under applicable law.

5.	Miscellaneous.

(a)     The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, that neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party. Assignment of all or any portion of this Note in violation of this Section shall be null and void. Nothing in this Note, expressed or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

(b)     Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in accordance with Section 11.5 of the Exchange Agreement.

(c)     Upon receipt of evidence satisfactory to the Company, of the loss, theft, destruction or mutilation of this Note (and upon surrender of this Note if mutilated), including an affidavit of the Holder thereof that this Note has been lost, stolen, destroyed or mutilated , together with an indemnity against any claim that may be made against the Company on account of such lost, stolen, destroyed or mutilated Note, and upon reimbursement of the Company's reasonable incidental expenses, the Company shall execute and deliver to the Holder a new Note of like date, tenor and denomination.

(d)     No course of dealing and no delay or omission on the part of the Holder or the Company in exercising any right or remedy shall operate as a waiver thereof or otherwise prejudic e the Holder's or the Company's rights, powers or remedies, as the case may be. No right, power or remedy conferred by this Note upon the Holder or the Company shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise, and all such remedies may be exercised singly or concurrently. Any waiver must be in writing.

(e)     If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. This Note may be amended only by a written instrument executed by the Company and the Holder. Any amendment shall be endorsed upon this Note, and all future Holders shall be bound thereby.

(f)     If any date specified in this Note as a date for the making of any payment of principal or interest under this Note falls on a Saturday, Sunday or on a day that is a legal holiday in the State of New York, then the date for the making of that payment shall be the next subsequent day that is not a Saturday, Sunday or legal holiday.

(g)     This Note shall be governed by and construed in accordance with the laws of the New York City, without giving effect to principles governing conflicts of law.

(h)     The Company hereby irrevocably submits to the exclusive jurisdiction of any United States Federa l court over any suit, action or proceeding arising out of or related to the Note. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Company agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company and may be enforced in any court to the jurisdiction of which the Company is subject by a suit upon such judgment; provided that service of process is effected upon the Company in the manner permitted by law.

(i)     The parties hereto agree that all monetary amounts set forth herein are referenced in United States dollars, unless otherwise stated.

(Remainder of page left intentionally blank. Signature page to follow.)

IN WITNESS WHEREOF, the Company has caused this Senior Secured Note to be executed and dated the day and year first above written.

NEWLEAD HOLDINGS LTD.

By:
Name:
Title:

DATE 16th March 2015

NEWLEAD HOLDINGS LTD.

of

the Islands of Bermuda

-and-

OPPENHEIM & CO LIMITED

 of

 the Channel Islands

ADDENDUM NO. 1

to

the Unsecured Convertible Note dated 1st August 2014

in the amount of USD 2,190,319.75 (United States Dollars two million one hundred ninety thousand three hundred nineteen and seventy five cents)

This Addendum No. 1 (hereinafter the "Addendum"), is made on March 16, 2015 BETWEEN:

(1) NEWLEAD HOLDINGS LTD., a corporation incorporated under the laws of the Islands of Bermuda having its registered office at Canon's Court, 22 Victoria Street, Hamilton HM 12, Bermuda (hereinafter called the "Company");

-and-

(2) OPPENHEIM & CO LIMITED, a corporation with registered address at 3'd floor, NatWest House, Le Truchot, St. Peter Port, Guernsey, GY1 1WD, Chru1nel Islands (hereinafter referred to as "Oppenheim").

(Joint(V the Parties, singly the Party)

RECITALS

WHEREAS, pursuant to an Unsecured Couve1tible Note dated 1st August 2014 (the "Note") issued to Oppeuheiri1pursuant to an Exchange Agreement dated 1st August 2014 entered into and between the Company and Oppenheim (hereinafter called, as the same is hereby and as the same may from time to time be further amended, supplemented OJ varied, the ''Agreement" and together with the Note, the "Security Documents"), the Company promises to pay to Oppenheim the principal amount of USD 2,190,319.75 (United States Dollars two million one hundred ninety thousand three hundred nineteen and seventy five cents) (hereinafter the "Principal Amount") under the terms and conditions set forth therein.

WHEREAS, under the Note dated 1st August 2014 any accrued and unpaid interest on the Note shall be due and payable in quarterly installments concluding with the final installments on the Maturity Date.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration (receipt and sufficiency of which is hereby acknowledged) the Parties do hereby agree as follows:

l.

To waive the requirement for any accrued and unpaid interest on the Note to be due and payable in quarterly installments concluding with the final installments on the Maturity Date, such waiver being effective from the execution date of the Note.

2.	Any accrued and unpaid interest on the Note to be paid on the Maturity Date.

3.

That Oppenheim agrees and warrants that it shall sell up to twenty percent (20%) of the Monthly Dollar Volume (as defined herein below) of the Company's Common Stock per month. "Monthly Dollar Volume" means a dollar amount of the Company's Common Stock which is traded in the US public markets in the relevant month in which it is calculated (not including the amount of any shares of the Company's Common Stock traded by Oppenheim).

4.

The Agreement as amended by this Addendum represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the party or parties to be bound or burdened thereby.

5.	This Addendum shall be governed by and construed by and interpreted in accordance with the internal laws of the state of New York.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties have hereunto set their hands and affixed their seals as of the day and year first above written.

NEWLEAD HOLDINGS LTD.

By: ________________________

Name: Michail S. Zolotas

Title: CEO/ Chairman

OPPENHEIM & CO, LIMITED

By: ________________________

Name: ______________________

Title: _______________________